Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between CIT GROUP INC. New York, New York and FEDERAL RESERVE BANK OF NEW YORK New York, New York	Docket No. 09-114-WA/RB-HC

WHEREAS, CIT Group Inc., New York, New York (“Bancorp”), a registered bank holding company, owns and controls CIT Bank, Salt Lake City, Utah (the “Bank”), a state chartered nonmember bank, and various nonbank subsidiaries;
WHEREAS, it is the common goal of Bancorp and the Federal Reserve Bank of New York (the “Reserve Bank”) to maintain the financial soundness of Bancorp so that Bancorp may serve as a source of strength to the Bank;
WHEREAS, Bancorp and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and
WHEREAS, on August 12, 2009, Bancorp’s board of directors, at a duly constituted meeting, adopted a resolution authorizing and directing the Chief Executive Officer to consent to this Agreement on behalf of Bancorp, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
NOW, THEREFORE, Bancorp and the Reserve Bank agree as follows:
Corporate Governance
1.           Within 75 days of this Agreement, Bancorp shall provide the Reserve Bank with a written plan (the “Corporate Governance Plan”) outlining the specific actions Bancorp will take, including timeframes, to strengthen Bancorp’s management and corporate governance consistent with the responsibility of Bancorp’s board of directors to effectively and adequately oversee Bancorp’s senior management and business affairs. The Corporate Governance Plan shall, at a minimum, address, consider and include:
(a)           The adequacy of staffing levels, including an assessment of whether the audit, risk management and control functions of Bancorp are adequately staffed and provided with adequate resources;
(b)           measures to enhance Bancorp’s board of directors’ oversight of risk management processes in order that risk appetite decisions and the setting of risk tolerance levels, including, but not limited to, credit and liquidity risk exposures of the business lines and on a consolidated basis, are made and documented with an identification and consideration of, new and emerging risks, adverse trends, and the additional risk management controls needed to manage such risks and trends;
(c)           measures to enhance the identification and reporting to Bancorp’s board of directors and senior management of deviations from established risk limits and risk management objectives; and
(d)           steps so that compensation and other incentives provided to senior management and other employees are risk sensitive and aligned with the long-term prudential interests of Bancorp.
Credit Risk Management
2.           Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable credit risk management plan to address and correct weaknesses identified by the Reserve Bank in Bancorp’s risk rating process and to improve the accuracy of assigned credit risk ratings (the “Credit Risk Management Plan”). The Credit Risk Management Plan shall describe the specific actions that Bancorp proposes to take, and the timeframes for these actions. The Credit Risk Management Plan shall, at a minimum, address, consider and include:
(a)           Measures to enhance the internal credit risk rating system so that it is (i) commensurate with the complexity of lending activities; (ii) adequately integrated into the institution's overall analysis of capital adequacy; and (iii) supported by sufficient quantitative analysis;
(b)           strategies to minimize credit losses and reduce levels of problem assets;
(c)           measures to enhance the accuracy and consistency of loan risk ratings assigned by loan officers;
(d)           measures to require that all documentation necessary to adequately assess the current status and quality of each loan is maintained in the loan files; and
(e)           measures to address weaknesses identified by the Reserve Bank in problem loan accounting practices, including, but not limited to: loan reporting, troubled debt restructuring identification process, use of specific loan loss reserves, and nonaccrual and charge-off practices.

Allowance for Loan and Lease Losses
3.        (a)           Within 60 days of this Agreement, Bancorp shall review and revise, as appropriate, its consolidated allowance for loan and lease losses (“ALLL”) methodology to assure that it is consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17). Bancorp shall submit a description of the methodology to the Reserve Bank upon adoption.
(b)           Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written program to be implemented for determining, documenting, and recording an adequate consolidated ALLL. The program shall include policies and procedures to ensure adherence to the consolidated ALLL methodology and provide for periodic reviews and updates to the consolidated ALLL methodology, as appropriate. The program shall also provide for a review of the consolidated ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the consolidated ALLL shall be remedied in the quarter it is discovered, prior to the filing of any required regulatory reports, by additional provisions. The board of directors, acting through the Audit Committee, shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bancorp or any nonbank subsidiary in determining the adequacy of the consolidated ALLL. During the term of this Agreement, Bancorp shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the consolidated ALLL and a description of any changes to the methodology used in determining the amount of consolidated ALLL for that quarter.
(c)           Bancorp shall, by the end of the quarter following the receipt of any federal report of inspection, or more frequently if warranted, charge off all assets classified or identified as “loss” unless otherwise approved in writing by the Reserve Bank.
Capital Plan
4.           Within 15 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan (the “Capital Plan”) to maintain sufficient capital at Bancorp, on a consolidated basis, and at the Bank, as a separate legal entity on a stand-alone basis. The Capital Plan shall describe the specific actions that Bancorp proposes to take, and the timeframes for these actions. The Capital Plan shall, at a minimum, address, consider, and include:
(a)           The consolidated organization’s and the Bank’s current and future capital requirements, including Bancorp’s compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;
(b)           the adequacy of Bancorp’s and the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected net income and retained earnings;
(c)           enhancements to Bancorp’s stress testing and scenario analysis practices;
(d)           the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements, as well as the impact that the actions to generate such funds will have on projected net income and retained earnings;

(e)           supervisory requests for additional capital at the Bank and the requirements of any supervisory action imposed on the Bank by its federal regulator; and
(f)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank.
5.           Bancorp shall notify the Reserve Bank in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s or the Bank’s capital ratios (total risk based, Tier 1 risk-based, or leverage) fall below the Capital Plan’s minimum ratios. Together with the notification, Bancorp shall submit an acceptable written plan that details the steps that Bancorp and/or the Bank will take to increase Bancorp’s and/or the Bank’s capital ratios to or above the plan’s minimums.
Liquidity and Funds Management
6.           Within 15 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan designed to improve management of the consolidated entity’s liquidity position and funds management practices (the “Liquidity Plan”). The Liquidity Plan shall describe the specific actions that Bancorp proposes to take and the timeframes for these actions. The Liquidity Plan shall, at a minimum, address, consider, and include:
(a)           Measures to enhance the monitoring and measurement of the consolidated entity’s liquidity positions, including cash flow projections to address future needs;
(b)           measures to enhance the consolidated entity’s ability to meet short-term funding needs, including the maintenance of an adequate liquidity cushion;
(c)           a longer-term funding plan that includes strategies that do not rely on U.S. government funding programs or regulatory or supervisory waivers or exemptions;

(d)           a contingency funding plan that includes adverse scenario planning and periodic reporting;
(e)           specific liquidity targets and parameters, and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands;
(f)            procedures to ensure discipline in adhering to liquidity targets and parameters;
(g)           systems to ensure that the consolidated organization's liquidity risk management process addresses off-balance sheet exposures and funding alternatives in a contingency liquidity plan; and
(h)           measures to ensure periodic written reports to Bancorp’s board of directors and senior management on the consolidated entity’s current and projected liquidity positions, including, but not limited to: (i) a complete review of the consolidated entity’s liquidity position that includes the potential impact of demand upon liquidity arising from all contingent exposures; (ii) an analysis of strategies or steps taken or to be taken to address variances from targets and parameters; and (iii) a discussion of contingency plans if actual sources or uses of funds vary materially from projections.
Business Plan
7.           Within 75 days of this Agreement, Bancorp shall submit to the Reserve Bank a business plan to improve Bancorp’s overall financial condition (the “Business Plan”). The Business Plan shall, at a minimum, provide for or describe:
(a)           a comprehensive budget for the remainder of calendar year 2009 and the calendar year 2010, including income statement and balance sheet projections;

(b)           the operating assumptions that form the basis for, and adequately support, major projected income, expense and balance sheet components; and
(c)           a detailed description of any proposed restructuring (including any sales of lines of business) of Bancorp's activities.
Dividends and Distributions
8.         (a)           Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.
(b)           Bancorp shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c)           Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
(d)           All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp must also demonstrate that the required declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the

Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
9.        (a)           Bancorp, and any nonbank subsidiary, shall not, directly or indirectly, incur, increase, or guarantee any debt outside the ordinary course of business without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b)           Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Compliance with Laws and Regulations
10.      (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
(b)           Bancorp shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Compliance with the Agreement
11.           Within 10 days of this Agreement, Bancorp’ s board of directors shall appoint a committee (the “Compliance Committee”) to monitor and coordinate Bancorp’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Bancorp or the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). The Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to Bancorp’s board of directors.
Approval and Implementation of Plans and Program
12.      (a)           Bancorp shall submit written plans and a program that are acceptable to the Reserve Bank as follows: (i) within 15 days of this Agreement, plans addressing paragraphs 4 and 6; and (ii) within 60 days, a plan and program addressing paragraphs 2 and 3. Within 75 days of this Agreement, Bancorp shall submit written plans addressing paragraphs 1 and 7.
(b)           Within 10 days of approval by the Reserve Bank (or submission with respect to paragraphs 1 and 7), Bancorp shall adopt the plans and program referred to in paragraph 12(a). Upon adoption, Bancorp shall promptly implement the plans and program, and thereafter fully comply with them.
(c)           During the term of this Agreement, the plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank.
Progress Reports
13.      (a)           Within 30 days after the end of each calendar quarter following the date of this Agreement, Bancorp shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

(b)           On an ongoing basis, Bancorp shall promptly provide the Reserve Bank with the following reports as they become available: (i) minutes of the meetings of Bancorp’s board of directors; (ii) minutes of the meetings of the audit and risk management committees of Bancorp’s board of directors; (iii) minutes of the monthly meetings of the asset liability committee; (iv) minutes of the quarterly meetings of the capital committee; (v) daily cash position reports; (vi) weekly parent-only cash flow forecasts; (vii) weekly consolidated cash flow forecasts; (viii) daily liquidity update reports showing client funding requests and loan/credit collections by business segment, business unit, and by facility type, ongoing initiatives on new funding and asset sales, and derivative terminations; monthly reports of debt maturities; (ix) enterprise risk management reports; (x) rating agency action releases; (xi) reports of all contacts and discussions with rating agencies; (xii) secured borrowing facilities reports; (xiii) monthly reports of margin sensitivity analysis; (xiv) monthly reports of business segment income; (xv) standardized board and board level committee liquidity risk management reporting packages; and (xvi) monthly derivative valuation reports.
Communications
14.           All communications regarding this Agreement shall be sent to:
(a)	Lance Auer
Vice President
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045

(b)	Robert Ingato
Executive V.P., General Counsel and Secretary
CIT Group Inc.
One CIT Drive
Livingston, NJ 07041

Miscellaneous
15.           Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp to comply with any provision of this Agreement.
16.           The provisions of this Agreement shall be binding upon Bancorp and its institution-affiliated parties, in their capacities as such, and their successors and assigns.
17.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
18.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, any nonbank subsidiary of Bancorp, or any of their current or former institution-affiliated parties and their successors and assigns.
19.           Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 12th day of August, 2009.

CIT GROUP INC.		FEDERAL RESERVE BANK OF NEW YORK

By:	/s/ Jeffrey M. Peek	By:	/s/ William L. Rutledge
	Jeffrey M. Peek		William L. Rutledge
	Chairman and Chief Executive Officer		Executive Vice President